Exhibit 10.3

PROMISSORY NOTE

Effective Date: December __, 2022	U.S. $8,500,000.00

FOR VALUE RECEIVED, New Stonehenge Limited, a British Virgin Islands company (“Borrower”), promises to pay to Success Winner Limited, a British Virgin Islands company, or its successors or assigns (“Holder”), $8,500,000.00 (the “Purchase Price”) and any interest, fees, charges, and late fees accrued hereunder on the date that is forty-eight (48) months after the Effective Date (the “Maturity Date”) in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of five percent (5%) per annum from the Effective Date until the same is paid in full. All interest calculations hereunder shall be simple interest and shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months and shall be payable in accordance with the terms of this Note. This Promissory Note (this “Note”) is issued and made effective as of the date set forth above (the “Effective Date”). This Note is issued pursuant to that certain Share Purchase Agreement dated December  __, 2022, as the same may be amended from time to time, by and between Borrower and Holder (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

1.            Payment; Prepayment.

1.1.            Payment. All payments owing hereunder shall be in lawful money of the United States of America as provided for herein, and delivered to Holder at the address or bank account furnished to Borrower for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

1.2.            Mandatory Prepayment. Until all obligations of the Holder hereunder are paid in full, the Holder shall make prepayment of the Note at such time for such amount in accordance with the payment schedule as set forth in Schedule A attached hereto.

2.            Security. This Note is unsecured.

3.            Trigger Events, Defaults and Remedies.

3.1.            Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (c) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (d) Borrower makes a general assignment for the benefit of creditors; (e) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary bankruptcy proceeding is commenced or filed against Borrower; (g) the occurrence of a Fundamental Transaction without Holder’s prior written consent; (h) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement; (i) Borrower defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of Borrower contained herein or in the Purchase Agreement or Ancillary Documents (as defined in the Purchase Agreement) in any material respect; (j) any representation, warranty or other statement made or furnished by or on behalf of Borrower to Holder herein, in the Purchase Agreement or Ancillary Documents, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (k) any money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $500,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Holder; (l) Borrower or any subsidiary of Borrower, breaches any covenant or other term or condition contained in any Other Agreements in any material respect.

3.2.            Defaults. At any time following the occurrence of a Trigger Event, Holder may, at its option, send written notice to Borrower demanding that Borrower cure the Trigger Event within ten (10) Trading Days following the date of such written notice. If Borrower fails to cure the Trigger Event within the required ten (10) Trading Day cure period, the Trigger Event will automatically become an event of default hereunder (each, an “Event of Default”).

3.3.            Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Holder may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash. At any time following the occurrence of any Event of Default, upon written notice given by Holder to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of twenty-two percent (22%) per annum or the maximum rate permitted under applicable law (“Default Interest”). In connection with acceleration described herein, Holder need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and Holder shall have all rights as a holder of the Note until such time, if any, as Holder receives full payment. No such rescission or annulment shall affect any subsequent Trigger Event or Event of Default or impair any right consequent thereon. Nothing herein shall limit Holder’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

4.            Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Holder, its successors and assigns, and agrees to make the payments called for herein in accordance with the terms of this Note.

5.            Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

6.            Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by the Laws of the State of New York without regard to the conflict of laws principles thereof. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

7.            Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the arbitration provisions as set forth in the Purchase Agreement.

8.            Cancellation. After repayment of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

9.            Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

10.          Assignments. Borrower may not assign this Note without the prior written consent of Holder. This Note may be offered, sold, assigned or transferred by Holder without the consent of Borrower.

11.          Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

12.          Liquidated Damages. Holder and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Holder’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Holder and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages.

13.          Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Holder to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

New Stonehenge Limited

By:
Lin Meisi, Director

ACKNOWLEDGED, ACCEPTED AND AGREED:

HOLDER:

Success Winner Limited

By:
Huang Meishuang, Chief Executive Officer

[Signature Page to Promissory Note]

Schedule A

Mandatory Prepayment Schedule

Mandatory Prepayment Date	Instalment Amount	Outstanding Balance	Accrued Interests	Total Amount Due
[1st Anniversary of the closing date]	$2,500,000	$8,500,000	$425,000	$2,925,000
[2nd Anniversary of the closing date]	$2,000,000	$6,000,000	$300,000	$2,300,000
[3rd Anniversary of the closing date]	$2,000,000	$4,000,000	$200,000	$2,200,000
[4th Anniversary of the closing date]	$2,000,000	$2,000,000	$100,000	$2,100,000

[Signature Page to Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1.      “Fundamental Transaction” means that (a) (i) Borrower shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, or (ii) Borrower shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets to any other person or entity, or (iii) Borrower shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), or (iv) Borrower shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), or (v) Borrower shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Shares, other than an increase in the number of authorized shares of Borrower’s Common Shares, or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower.

A2.      “Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, offset, or otherwise, accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Holder, transfer, stamp, and any other fees or charges incurred under this Note.

A3.      “Trading Day” means any day on which Borrower’s principal market is open for trading.

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Exhibit A to Secured Promissory Note, Page 1